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                                                                    EXHIBIT 21.1


                     SUBSIDIARIES OF STC BROADCASTING, INC.


                                                State of
              Name                            Incorporation                 Doing Business As:
-------------------------------------         -------------          ------------------------------------
Smith Acquisition Company                     Delaware               Inactive

Smith Acquisition License Company             Delaware               Inactive

Web Works, Inc.                               Pennsylvania           Inactive

STC Broadcasting of Abilene, Inc.             Texas                  KRBC-TV/KACB-TV

STC License Company Inc.                      Delaware               Holders of FCC Licenses and
                                                                     Network Affiliation for all stations.
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